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                                                                    EXHIBIT 21.1

                                UTI ENERGY CORP.
                              LIST OF SUBSIDIARIES


UTICO, Inc.                                          Delaware Corporation
SUITS Drilling Company                               Oklahoma Corporation
UTI Management Services, L.P.                        Texas Limited Partnership
UTI Drilling, L.P.                                   Texas Limited Partnership
UTICO Hard Rock Boring, Inc.                         Delaware Corporation
International Petroleum Service Company              Pennsylvania Corporation
Universal Well Services, Inc.                        Delaware Corporation
Norton Drilling Services, Inc.                       Delaware Corporation
Norton Drilling Company                              Delaware Corporation